Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

IMAC Holdings, Inc.

Brentwood, Tennessee

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 (File No. 333-267622) of IMAC Holdings, Inc., of our report dated March 2, 2021 (except for Note 2 as to which the date is April 14, 2022), relating to the consolidated financial statements at and for the year ended December 31, 2020, which appear in the Company’s Annual Report on Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Daszkal Bolton LLP
Daszkal Bolton LLP

Boca Raton, Florida
October 7, 2022